Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
The Toro Company:
We consent to the incorporation by reference in the registration statements (Nos. 333-47260, 333-57198, 333-89260, 333-89262, 333-135033, 333-119504, 333-151086, 333-159767, 333-39052, 033-59563, 333-11860, 333-100004, 333-87461, 333-165582, 333-204336, and 333-215251) on Form S-8 of The Toro Company of our report dated December 20, 2019, with respect to the consolidated balance sheets of The Toro Company and subsidiaries as of October 31, 2019 and 2018, the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2019, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of October 31, 2019, which report appears in the October 31, 2019 annual report on Form 10-K of The Toro Company.
Our report dated December 20, 2019 on the effectiveness of internal control over financial reporting as of October 31, 2019, contains an explanatory paragraph that states management excluded from its assessment of its system of internal control over financial reporting the operations of The Charles Machine Works, Inc. ("CMW"), which was acquired on April 1, 2019 and accounted for approximately 35.0 percent of total assets and 14.8 percent of net sales included in the consolidated financial statements of The Toro Company as of and for the year ended October 31, 2019. Our audit of the internal control over financial reporting of The Toro Company also excluded an evaluation of the internal control over financial reporting of CMW.

/s/ KPMG LLP

Minneapolis, Minnesota
December 20, 2019